Exhibit 10.4

From: Fairchild, Dwight F
Sent: Monday, March 30, 2015 3:58 PM
To: Eric Skolnik; Giangrossi, John R; Hirniak, Roman B
Subject: FW: Temporary over advance approval
Importance: High

Mr. Skolnik, thank you for meeting with us on March 30, 2015. Based on the information that you provided to us at that meeting, Santander agrees to provide Blonder Tongue Laboratories, Inc. (the “Company”) with $500,000 of additional availability under the Revolver during the period from April 1, 2015 through April 24, 2015. The Company will pay Santander an accommodation fee for this additional availability of $2,500.  Please provide to us prior to April 24, 2015, updated financial information for 2015, which takes into account both the previously implemented phase one and the planned phase two cost reduction programs that were discussed at our meeting.  We will review the updated financial information that you provide to us and if deemed satisfactory to Santander, we will increase the additional liquidity available to the Company under the Revolver by an additional $500,000 for a more extended period of time, determined based upon our analysis of the financial information that you provide to us.  If we determine not to extend a further accommodation to you beyond the initial $500,000, we will expect that on or before September 30, 2015 you will have eliminated the over advance and will be back in formula under the Revolver.  All other terms and conditions of your existing loan agreement with Santander will remain as they presently exist.  If you have any questions, please feel free to call me.

Dwight F Fairchild

Senior Vice President

Team Leader

C & I Workout Division